Exhibit 99.1

GENERAL RELEASE

1. The Parties to this General Release (“General Release”) are The Lubrizol Corporation (“Lubrizol”), and Donald W. Bogus (“DWBO”). This General Release will also be binding on DWBO’s heirs, successors, and assigns. This General Release releases Lubrizol, as well as its successors, assigns, divisions, current or former related or affiliated companies, officers, directors, shareholders, members, employees, agents and counsel, including without limitation any and all management and supervisory employees of Lubrizol (hereinafter collectively termed the “Released Parties”).

2. Lubrizol advises DWBO to consult with an attorney prior to executing this General Release. DWBO agrees that DWBO has had the opportunity to consult counsel, if DWBO chose to do so, and that DWBO has had adequate time to read and consider this General Release before executing it (at least 21 days, if needed). DWBO acknowledges that DWBO is responsible for any costs and fees resulting from DWBO’s attorney reviewing this General Release. DWBO agrees that DWBO has carefully read this General Release and knows its contents, and that DWBO signs this General Release voluntarily, with a full understanding of its significance, and intending to be bound by its terms.

3. As consideration for the promises in this General Release, and for the purpose of securing the release of any and all claims against the Released Parties (including personal injury claims), it is agreed that:

A.	DWBO will terminate employment with Lubrizol effective January 2, 2009; and

B.	The Board of Directors of The Lubrizol Corporation has approved the acceleration of the full vesting of any unvested outstanding options as of January 2, 2009, provided this General Release is validly executed by DWBO; and

C.	The Board of Directors has approved the grant of 500 share units as of January 2, 2009 under the Supplemental Retirement Plan for Donald W. Bogus, to be paid in accordance with the terms of such Plan, provided this General Release is validly executed by DWBO; and

D.	The Board of Directors has approved the accrual as of January 2, 2009 of an additional $50,000 pursuant to Section 1.C. of Mr. Bogus’ Employment Agreement dated January 1, 2003 (as amended and restated January 1, 2008), to be paid in accordance with the terms of such Agreement, provided this General Release is validly executed by DWBO;

The amount of expenses eligible for reimbursement, or in-kind benefits provided, during DWBO’s taxable year does not affect the expenses eligible for reimbursement, or in-kind benefits provided, in any other taxable year. The right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

This General Release does not affect the payment of any other benefits to which DWBO is otherwise entitled under the terms and conditions of such benefits, including the 2009 Annual Incentive Plan payment; payments under the 2006-2008, 2007-2009 and 2008-2010 long term incentive program awards, outstanding vested options, 2009 vacation, profit sharing for 2009, and financial planning for 2008 and 2009.

4. DWBO agrees to release and forever discharge the Released Parties from all causes of action, claims, demands for payment, costs, expenses, damages, or reimbursement (including claims for attorneys’ costs, expenses, and fees), suits at law or equity, or claims of whatsoever kind and nature which DWBO now has, whether known or unknown, arising out of, on account of, or in any way connected with, directly or indirectly, DWBO’s employment with Lubrizol or any of the other Released Parties, or termination from employment. This release includes, but is not limited to, any claim of discrimination or retaliation on any basis, including but not limited to, race, color, national origin, religion, sex, age, military service, or disability arising under any federal, state, or local statute, ordinance, order or law, including the Age Discrimination in Employment Act; any claim that the Released Parties, jointly or severally, breached any contract or promise, express or implied, or any term or condition of DWBO’s employment; any claim for promissory estoppel arising out of DWBO’s employment or termination of employment; and any other claim arising out of DWBO’s employment or termination of employment.

5. DWBO acknowledges that the payment of the consideration enumerated in Paragraph 3 of this General Release is solely in exchange for the promises made herein. DWBO further acknowledges that such payment does not constitute an admission by the Released Parties of liability or of violation of any applicable law or regulation.

6. DWBO acknowledges that by reason of DWBO’s position with Lubrizol or any of the other Released Parties, DWBO has had access to confidential materials and information concerning Lubrizol’s and the other Released Parties’ business affairs. DWBO represents that DWBO has held all such materials and information confidential and will continue to do so. DWBO agrees and acknowledges that DWBO is a party to an Agreement Relating to Inventions and Confidential Information and to an Agreement Relating to Noncompetition (the “Confidentiality and Noncompetion Agreements”) between DWBO and Lubrizol. DWBO hereby agrees and acknowledges that DWBO will comply with each of DWBO’s obligations described in the Confidentiality and Noncompetition Agreements despite the termination of DWBO’s employment, and that each of those obligations continues to be enforceable despite the termination of DWBO’s employment.

7. DWBO agrees that DWBO will return all Lubrizol property, or property of the other Released Parties, in DWBO’s possession as directed by Lubrizol, but no later than the termination date specified in Section 3.A. above, and will not improperly modify or remove any such property in whatever format at any time.

8. DWBO agrees that DWBO will keep all provisions, terms and conditions of this General Release confidential and will not disclose them to any person not a party hereto (except DWBO’s attorney, financial adviser, and immediate family) under any circumstances, except as required by law.

9. DWBO agrees that no promises or agreements have been made to DWBO except those contained in this General Release.

10. DWBO may revoke and cancel this General Release by providing written notice of such revocation to Lubrizol to the attention of Mark W. Meister, 29400 Lakeland Boulevard, Wickliffe OH 44092. Such written notice must be received by Lubrizol within seven (7) days after DWBO’s execution of this General Release. If DWBO does so revoke, this General Release will be null and void and Lubrizol shall have no obligation to make the payments provided in Paragraph 3. This General Release shall not become effective and enforceable until after the expiration of this 7-day revocation period; after such time, if there has been no revocation, the General Release shall be fully effective and enforceable.

11. If any provision of this General Release is declared invalid or unenforceable, the remaining portions shall not be affected thereby and shall be enforced.

12. This General Release shall be governed under the Laws of the State of Ohio.

The Lubrizol Corporation

By:	/s/ Mark W. Meister	/s/ Donald W. Bogus
	Mark W. Meister	Donald W. Bogus

Date: December 18, 2008		Date:	December 18, 2008
Effective Date of General Release is
seven days after this date